EXHIBIT 11.1

                                             INTEL CORPORATION
                                     COMPUTATION OF EARNINGS PER SHARE
                                 (In millions, except per share amounts)

                                                                   Year Ended
                                                          -----------------------------
                                                          Dec. 25,   Dec. 31,   Dec. 30,
                                                            1993       1994       1995
                                                          -------    -------    -------
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of shares outstanding                 836        830        825

 Add-shares issuable from assumed exercise of options
  and warrants                                                 46         44         59
                                                           ------     ------     ------

 Weighted average number of shares outstanding as
  adjusted                                                    882        874        884
                                                           ======     ======     ======

FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

  Weighted average number of shares outstanding               836        830        825

  Add-shares issuable from assumed exercise of options
  and warrants                                                 46         44         65
                                                           ------     ------     ------

  Weighted average number of shares outstanding as
   adjusted                                                   882        874        890
                                                           ======     ======     ======

NET INCOME                                                 $2,295     $2,288     $3,566
                                                           ======     ======     ======

PRIMARY EARNINGS PER SHARE                                 $ 2.60     $ 2.62     $ 4.03
                                                           ======     ======     ======

FULLY DILUTED EARNINGS PER SHARE(1)                        $ 2.60     $ 2.62     $ 4.01
                                                           ======     ======     ======

(1) Earnings per common and common equivalent share presented on the face of the income statement represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the face of the income statement because the differences are insignificant. This exhibit is presented because common stock equivalents represent more than 3% of weighted average common shares outstanding.